Prospectus Supplement

John Hancock Investors Trust (the fund)

Supplement dated February 15, 2022 to the current Prospectus, as may be supplemented (the Prospectus)

As of March 31, 2022 (the Effective Date), John F. Addeo and Jeffrey N. Given will no longer serve as portfolio managers of the fund. Accordingly, as of the Effective Date, all references to Mr. Addeo and Mr. Given will be removed from the Prospectus.

Additionally, as of the Effective Date, Caryn E. Rothman will be added as a portfolio manager of the fund, and together with Dennis F. McCafferty will be jointly and primarily responsible for the day-to-day management of the fund’s portfolio. Accordingly, as of the Effective Date, the following will replace in its entirety the fund’s portfolio manager information in the “Management of the fund” section of the Prospectus under the heading “Portfolio Managers”:

Caryn E. Rothman, CFA

Managing Director, Portfolio Manager, Manulife Investment Management (US) LLC

Sector Lead for Consumer and Healthcare, Senior Research Analyst, Manulife Investment Management (US) LLC

Began business career in 1996

Joined Subadvisor in 1996

Joined Fund team in 2022

Dennis F. McCafferty, CFA

Managing Director, Portfolio Manager, Manulife Investment Management (US) LLC since 2009

Investment analyst, Manulife Investment Management (US) LLC (2008—2009)

Principal and senior analyst, Pardus Capital Management (2005—2008)

Began business career in 1995

Joined Fund team in 2013

You should read this supplement in conjunction with the Prospectus and retain it for your future reference.

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